ASB Bancorp, Inc. Reports Financial Results For The Quarter Ended March 31, 2016

ASHEVILLE, N.C., April 29, 2016 /PRNewswire/ -- ASB Bancorp, Inc. (the "Company") (NASDAQ GM: ASBB), the holding company for Asheville Savings Bank, S.S.B. (the "Bank"), announced today its unaudited preliminary operating results for the three-month period ended March 31, 2016. The Company reported net income of $1.1 million, or $0.30 per diluted common share, for the quarter ended March 31, 2016 compared to $622,000, or $0.16 per diluted common share, for the same quarter of 2015.

Suzanne S. DeFerie, President and Chief Executive Officer, commented: "Our solid first quarter financial results demonstrate that the positive trends we saw towards the end of fiscal year 2015 continued into early 2016. We experienced further growth in core deposits and total loans, expanded net interest margin, and improved asset quality. By increasing net interest and noninterest income coupled with controlling expenses, we were able to realize our key goal of improving our efficiency ratio below our near-term target of 73% while maintaining a strong capital position. The result of our work was an 80% improvement in first quarter net income compared to the same period last year."

"The current economic drivers in our marketplace give us confidence that this progress should persist through the remainder of 2016. We intend to continue driving efficiency, with a long-term target of 54% to 64%. This should drive increased value for our shareholders as we target returns of 8.1% to 9.0% on average equity and 1.0% to 1.1% on average assets over the next three years."

2016 First Quarter Highlights

  Net income for the first quarter of 2016 was $1.1 million, or $0.30 per diluted common share, compared to $622,000, or $0.16 per diluted common share, for the first quarter of 2015.
  Net interest income increased 10.2% to $5.8 million for the three months ended March 31, 2016 from $5.3 million for the three months ended March 31, 2015. The net interest margin improved to 3.21% for the first quarter of 2016 compared to 3.01% for the same quarter of 2015.
  Interest income from loans increased 9.1% in the first quarter of 2016 compared to the first quarter of 2015, which primarily reflected a $58.2 million increase in average loan balances when comparing the two quarters.
  Interest expense was $844,000 for the first quarter of 2016 compared to $861,000 for the same quarter of 2015 due to lower volumes of time deposits.
  Provisions for loan losses were $399,000 in the first quarter of 2016 compared to $194,000 in the first quarter of 2015 primarily due to the provision of a specific reserve on a loan determined to be impaired late in the first quarter.  The allowance for loan losses was 1.13% of total loans at March 31, 2016 compared to 1.09% at December 31, 2015, and the allowance coverage of nonperforming loans was 284.6% at March 31, 2016 compared to 246.8% at December 31, 2015.
  Loan balances increased $19.7 million, or 3.4%, to $595.8 million during the first quarter of 2016 and increased $54.1 million, or 10.0%, since March 31, 2015 as new loan originations exceeded loan repayments, prepayments and foreclosures.
  Noninterest income increased 27.3% to $2.0 million for the first quarter of 2016 from $1.6 million for the first quarter of 2015, primarily due to an increase in gains realized from the sale of investment securities and an increase in deposit and other service charge income.
  Noninterest expenses remained at $5.8 million for the first quarters of 2016 and 2015.
  Delinquent and nonperforming loans were 0.35% and 0.40%, respectively, of total loans at March 31, 2016 compared to 0.49% and 0.44%, respectively, of total loans at December 31, 2015.
  Nonperforming assets, including foreclosed properties, were 1.02% of total assets at March 31, 2016 compared to 1.05% of total assets at December 31, 2015 and 1.61% of total assets at March 31, 2015.
  Core deposits, which exclude certificates of deposit, increased $4.7 million, or 0.9%, since December 31, 2015 and $41.9 million, or 9.1%, since March 31, 2015. Noninterest-bearing deposits increased $6.9 million, or 6.1%, and commercial non-maturity deposits increased $6.0 million, or 4.1%, since December 31, 2015.
  Book value per common share increased to $23.10 at March 31, 2016 from $22.50 at December 31, 2015 and $21.93 at March 31, 2015.
  Capital remained strong with consolidated regulatory capital ratios of 16.65% common equity tier 1 capital, 12.33% tier 1 leverage capital, 16.65% tier 1 risk-based capital and 17.81% total risk-based capital.

Income Statement Analysis

Net Interest Income. Net interest income increased by $540,000, or 10.2%, to $5.8 million for the three months ended March 31, 2016 compared to $5.3 million for the three months ended March 31, 2015. Interest income on loans increased $502,000, primarily resulting from a $58.2 million increase in average loan balances, partially offset by a 10 basis point decrease in the average yield on loans. Interest on investment securities increased $20,000, attributable to a 35 basis point increase in the average yield earned on the investment portfolio, which was partially offset by a $12.0 million decrease in the average balance of investment securities. Interest expense decreased $17,000, or 2.0%, for the three months ended March 31, 2016 compared to the three months ended March 31, 2015. The lower interest expense was primarily attributable to lower average balances of certificates of deposit, as well as average rate reductions of 2 basis points on total interest-bearing deposits. The decrease in average balances of certificates of deposit was partially offset by higher average balances of NOW, money market and savings accounts. For the same comparable quarterly periods, average noninterest-bearing deposits grew $19.0 million, or 20.1%, which contributed to the reduction of deposit interest expense while deposit funding grew.

Noninterest Income. Noninterest income increased $439,000, or 27.3%, to $2.0 million for the three months ended March 31, 2016 from $1.6 million for the three months ended March 31, 2015. Factors that contributed to the increase in noninterest income during the 2016 period included increases of $400,000 in net gains from the sale of investment securities, $80,000 in deposit and other service charge income and $15,000 in fees from debit card services, which were partially offset by decreases of $42,000 in mortgage banking income and $21,000 in income from an investment in a Small Business Investment Company. Increased income on deposit and other fees primarily related to retail checking accounts, while increased transaction volume drove the rise in income from debit card services. The decrease in mortgage banking income was attributable to lower volumes of residential mortgage loans originated and sold.

Noninterest Expenses. Noninterest expenses remained at $5.8 million for the three months ended March 31, 2016 and 2015. Decreases of $75,000 in loan expenses, $34,000 in occupancy expenses, $31,000 in salaries and employee benefits, $23,000 in foreclosed property expenses and $58,000 in other miscellaneous expenses were partially off set by increases of $120,000 in professional and outside services primarily due to revenue enhancement consulting fees and $90,000 in data processing fees.

Balance Sheet Review

Assets. Total assets increased $670,000, or 0.1%, to $783.5 million at March 31, 2016 from $782.9 million at December 31, 2015. Cash and cash equivalents increased $3.7 million, or 11.0%, to $37.1 million at March 31, 2016 from $33.4 million at December 31, 2015. Investment securities decreased $19.0 million, or 13.4%, to $122.4 million at March 31, 2016 from $141.4 million at December 31, 2015, primarily due to the sale of investment securities to fund loan growth. Loans receivable, net of deferred fees, increased $19.7 million, or 3.4%, to $595.8 million at March 31, 2016 from $576.1 million at December 31, 2015 as new loan originations, primarily commercial real estate loan originations, exceeded loan repayments, prepayments and foreclosures.

Liabilities. Total deposits decreased $2.5 million, or 0.4%, to $628.4 million at March 31, 2016 from $630.9 million at December 31, 2015. During the three months ended March 31, 2016, we continued our focus on core deposit growth, from which we exclude certificates of deposit. Core deposits increased $4.7 million, or 0.9%, to $500.3 million at March 31, 2016 from $495.6 million at December 31, 2015.

Commercial checking and money market accounts increased $6.0 million, or 4.1%, to $153.0 million at March 31, 2016 from $147.0 million at December 31, 2015, reflecting expanded sources of lower cost funding. Our efforts to obtain new commercial deposit relationships in conjunction with making new commercial loans significantly contributed to this increase and reflects our commitment to establishing diversified relationships with business clients.

Since December 31, 2015, certificates of deposit decreased $7.2 million, or 5.3%, to $128.1 million at March 31, 2016 from $135.3 million at December 31, 2015 as we continued our focus on core deposit growth. Accounts payable and other liabilities increased $405,000, or 3.4%, to $12.3 million at March 31, 2016 from $11.9 million at December 31, 2015. The increase in accounts payable and other liabilities at March 31, 2016 was primarily attributable to increases in escrowed payments from mortgage borrowers and pension plan liabilities, that were partially offset by a decrease in payroll accruals.

Asset Quality

Provision for Loan Losses. We recorded a provision for loan losses in the amount of $399,000 for the three months ended March 31, 2016 compared to $194,000 for the three months ended March 31, 2015. The Company charged off $8,000 in loans for the first quarter of 2016 compared to $252,000 for the first quarter of 2015. The increase in the three-month provision for loan losses was primarily due to the provision of a specific reserve on a loan determined to be impaired late in the first quarter of 2016.

Nonperforming Assets. Nonperforming assets totaled $8.0 million, or 1.02% of total assets, at March 31, 2016 compared to $8.2 million, or 1.05% of total assets, at December 31, 2015. Nonperforming assets included $2.4 million in nonperforming loans and $5.6 million in foreclosed real estate at March 31, 2016 compared to $2.5 million and $5.6 million, respectively, at December 31, 2015.

Nonperforming loans decreased $186,000 to $2.4 million, or 0.40% of total loans, at March 31, 2016 from $2.5 million, or 0.44% of total loans, at December 31, 2015. Commercial mortgage and industrial nonperforming loans decreased $436,000 for the three months of 2016 and residential and revolving mortgage nonperforming loans decreased $128,000 for the same period. The decreases were partially offset by an increase of $378,000 in additional non-commercial construction and land development nonperforming loans. Performing troubled debt restructurings ("TDRs") decreased $39,000, or 0.9%, when comparing the same periods. Total performing TDRs and nonperforming assets decreased $274,000, or 2.1%, to $12.5 million, or 1.59% of total assets, at March 31, 2016 compared to $12.7 million, or 1.63% of total assets, at December 31, 2015.

At March 31, 2016, nonperforming loans included three residential mortgage loans that totaled $1.2 million, two commercial mortgage loans that totaled $395,000, one commercial construction loan in the amount of $378,000, four commercial and industrial loans that totaled $214,000 and three revolving home equity loans that totaled $182,000. As of March 31, 2016, the nonperforming loans had specific reserves totaling $320,000. TDRs were $5.1 million at March 31, 2016 and $5.5 million at December 31, 2015. There were no additions to TDRs during the three months ended March 31, 2016. At March 31, 2016, $547,000 of the $5.1 million of TDRs were not performing.

Foreclosed real estate at March 31, 2016 included six properties with a total recorded amount of $5.6 million compared to six properties with a total recorded amount of $5.6 million at December 31, 2015. During the three months ended March 31, 2016, no new properties were added to foreclosed real estate, while the Bank sold one of its residential lots in a mixed-use lot subdivision for net proceeds of $49,000. The Bank recorded no loss provisions on foreclosed real estate during the first three months of 2016, and there were no capital additions during the period.

The Bank's largest foreclosed property resulted from a loan relationship that had an original purpose of constructing a mixed-use retail, commercial office, and residential condominium project located in Western North Carolina. As a result of this foreclosure, the Bank acquired 44 of the 48 condominium units in the building. Following an additional write-down of approximately $630,000 on the loans secured by this collateral in the fourth quarter of 2012, the Bank recorded this foreclosed property in the amount of $9.8 million. During 2013, the Bank recorded additional write-downs totaling $1.6 million, which resulted in an adjusted recorded amount of $8.2 million at December 31, 2013. During 2014, the Bank recorded an additional write-down of $133,000 on the property and sold 28 residential condominium units and one office unit. During 2015, the Bank sold one retail unit and two office units. During the three months ended March 31, 2016, the Bank sold no units. As of March 31, 2016, the adjusted recorded amount was $4.0 million for the remaining seven retail units and five office units.

Other Developments

In April 2016, the Bank decided to settle its qualified pension plan liability effective July 1, 2016. The settlement is expected to be recognized in the fourth quarter of 2016 when participants receive annuities or lump sum payments of their accrued benefit balances. A preliminary estimate of the one-time settlement charge is in the range of $8.7 million to $9.5 million before income taxes, or $5.5 million to $6.0 million after income taxes, of which $8.0 million before income taxes, or $5.1 million after income taxes, was recognized as a reduction of tangible common shareholders' equity in the form of accumulated other comprehensive loss as of December 31, 2015. A preliminary estimate of the range of earnings per share dilution is $1.49 to $1.62 per share, while a preliminary estimate of the range of common equity book value dilution is $0.12 to $0.24 per share. For periods following the settlement in the fourth quarter of 2016, the Bank estimates annual periodic expense savings of approximately $810,000 before income taxes, or $513,000 after income taxes, or $0.14 per share.

Profile

The Bank is a North Carolina chartered stock savings bank offering traditional financial services through 13 full-service banking centers located in Buncombe, Madison, McDowell, Henderson and Transylvania counties in Western North Carolina and a loan production office in Mecklenburg County. Originally chartered in 1936 and headquartered in Asheville, North Carolina, the Bank is locally managed with a focus on fostering strong relationships with its customers, its employees and the communities it serves. The Bank was recognized as the 2015 #1 Best Bank Overall, #1 Best Bank for Small Business Services and #1 Best Bank for Mortgages by the readers of the Mountain Xpress newspaper in Western North Carolina.

This news release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections, performance and growth targets and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by the use ofsuch words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential," and are subject to the protections of the safe harbors created by such acts.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors described in the Company's filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:	Suzanne S. DeFerie
Chief Executive Officer
(828) 254-7411

Selected Financial Condition Data

	March 31,	December 31,
(Dollars in thousands)	2016	2015 (1)	% Change

Total assets	$ 783,523	$ 782,853	0.1%
Cash and cash equivalents	37,091	33,401	11.0%
Investment securities	122,374	141,364	-13.4%
Loans receivable, net of deferred fees	595,832	576,087	3.4%
Allowance for loan losses	(6,722)	(6,289)	-6.9%
Deposits	628,415	630,904	-0.4%
Core deposits (2)	500,330	495,628	0.9%
FHLB advances	50,000	50,000	0.0%
Accounts payable and other liabilities	12,345	11,940	3.4%
Total equity	92,064	89,682	2.7%

(1) Derived from audited consolidated financial statements.
(2) Core deposits are defined as total deposits excluding certificates of deposit.

Selected Operating Data

(Dollars in thousands,	Three Months Ended
except per share data)	March 31,
	2016	2015	% Change

Interest and
dividend income	$ 6,677	$ 6,154	8.5%
Interest expense	844	861	-2.0%
Net interest income	5,833	5,293	10.2%
Provision for
loan losses	399	194	105.7%
Net interest income
after provision for
loan losses	5,434	5,099	6.6%
Noninterest income	2,049	1,610	27.3%
Noninterest expenses	5,761	5,772	-0.2%
Income before
income tax
provision	1,722	937	83.8%
Income tax
provision	601	315	90.8%
Net income	$ 1,121	$ 622	80.2%

Net income per
common share:
Basic	$ 0.31	$ 0.16	93.8%
Diluted	$ 0.30	$ 0.16	87.5%
Average shares outstanding:
Basic	3,578,367	3,899,419	-8.2%
Diluted	3,720,127	3,975,886	-6.4%
Ending shares outstanding	3,985,475	4,378,411	-9.0%

Selected Average Balances and Yields/Costs

	For The Three Months Ended March 31,
	2016		2015
	Average	Yield/	Average	Yield/
(Dollars in thousands)	Balance	Cost	Balance	Cost

Loans receivable	$ 593,341	4.08%	$ 535,130	4.18%
Investment securities, including tax-exempt (1)	125,753	2.28%	137,741	1.93%
Other interest-earning assets	27,169	0.98%	52,227	0.50%
Total interest-earning assets (1)	746,263	3.67%	725,098	3.49%
Interest-bearing deposits	509,038	0.28%	506,065	0.30%
Federal Home Loan Bank advances	50,000	3.94%	50,000	3.93%
Total interest-bearing liabilities	559,757	0.61%	557,019	0.63%

Interest rate spread (1)		3.06%		2.86%
Net interest margin (1)		3.21%		3.01%

(1) Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.

Selected Asset Quality Data

			Three Months Ended
Allowance for Loan Losses			March 31,
(Dollars in thousands)			2016	2015

Allowance for loan losses, beginning of period			$ 6,289	$ 5,949
Provision for loan losses			399	194

Charge-offs			(8)	(252)
Recoveries			42	151
Net recoveries (charge-offs)			34	(101)

Allowance for loan losses, end of period			$ 6,722	$ 6,042

Allowance for loan losses as a percent of:
Total loans			1.13%	1.12%
Total nonperforming loans			284.59%	197.52%

Nonperforming Assets	March 31,	December 31,
(Dollars in thousands)	2016	2015	% Change

Nonperforming loans:
Nonaccruing loans (1)
Commercial:
Commercial mortgage	$ 395	$ 818	-51.7%
Commercial and industrial	214	227	-5.7%
Total commercial	609	1,045	-41.7%
Non-commercial:
Non-commercial construction and land development	378	-	n/a
Residential mortgage	1,193	1,309	-8.9%
Revolving mortgage	182	194	-6.2%
Total non-commercial	1,753	1,503	16.6%
Total nonaccruing loans (1)	2,362	2,548	-7.3%

Total loans past due 90 or more days
and still accruing	-	-	0.0%

Total nonperforming loans	2,362	2,548	-7.3%

Foreclosed real estate	5,597	5,646	-0.9%

Total nonperforming assets	7,959	8,194	-2.9%

Performing troubled debt restructurings (2)	4,513	4,552	-0.9%
Performing troubled debt restructurings and
total nonperforming assets	$ 12,472	$ 12,746	-2.1%

Nonperforming loans as a percent of total loans	0.40%	0.44%
Nonperforming assets as a percent of total assets	1.02%	1.05%
Performing troubled debt restructurings and
total nonperforming assets to total assets	1.59%	1.63%

(1) Nonaccruing loans include nonaccruing troubled debt restructurings.
(2) Performing troubled debt restructurings exclude nonaccruing troubled debt restructurings.

Foreclosed Real Estate by Loan Type	March 31, 2016		December 31, 2015
(Dollars in thousands)	Number	Amount	Number	Amount

Commercial construction and land development	5	$ 4,892	5	$ 4,941
Residential mortgage	1	705	1	705
Total	6	$ 5,597	6	$ 5,646

Foreclosed Real Estate		Three Months Ended
(Dollars in thousands)		March 31, 2016

Beginning balance		$ 5,646
Net proceeds from sales of foreclosed properties		(49)
Ending balance		$ 5,597

Selected Average Balances and Performance Ratios

			Three Months Ended
			March 31,
(Dollars in thousands)			2016	2015

Selected Average Balances
Average total loans			$ 593,341	$ 535,130
Average total interest-earning assets			746,263	725,098
Average total assets (1)			776,623	760,832
Average total interest-bearing deposits			509,038	506,065
Average total deposits			622,630	600,612
Average total interest-bearing liabilities			559,757	557,019
Average total shareholders' equity			91,414	95,808

Selected Performance Ratios
Return on average assets (2)			0.58%	0.33%
Return on average equity (2)			4.93%	2.63%
Interest rate spread (2) (3)			3.06%	2.86%
Net interest margin (2) (4)			3.21%	3.01%
Noninterest expense to average assets (2)			2.98%	3.08%
Efficiency ratio (5)			71.95%	82.55%

(1) Certain amounts for prior periods were reclassified to conform to the March 31, 2016 presentation.
The reclassifications had no effect on net income or equity as previously reported.
(2) Ratios are annualized.
(3) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.
(4) Represents net interest income as a percent of average interest-earning assets. Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.
(5) Represents noninterest expenses divided by the sum of net interest income, on a tax-equivalent basis using a 34% federal marginal tax rate, and noninterest income.

Quarterly Earnings Data

	Three Month Periods Ended
(Dollars in thousands,	March 31,	December 31,	September 30,	June 30,	March 31,
except per share data)	2016	2015	2015	2015	2015

Income Statement Data:
Interest and dividend income	$ 6,677	$ 6,533	$ 6,459	$ 6,289	$ 6,154
Interest expense	844	867	877	880	861
Net interest income	5,833	5,666	5,582	5,409	5,293
Provision for (recovery of) loan losses	399	(89)	191	65	194
Net interest income after provision for
(recovery of) loan losses	5,434	5,755	5,391	5,344	5,099
Noninterest income	2,049	1,847	2,084	1,968	1,610
Noninterest expenses	5,761	5,921	5,837	6,010	5,772
Income before income
tax provision	1,722	1,681	1,638	1,302	937
Income tax provision	601	735	496	437	315
Net income	$ 1,121	$ 946	$ 1,142	$ 865	$ 622

Data Per Common Share:
Net income per share – Basic	$ 0.31	$ 0.25	$ 0.29	$ 0.22	$ 0.16
Net income per share – Diluted	$ 0.30	$ 0.24	$ 0.28	$ 0.21	$ 0.16
Book value per share	$ 23.10	$ 22.50	$ 22.41	$ 21.96	$ 21.93
Weighted average shares outstanding:
Basic	3,578,367	3,769,438	3,947,445	3,923,199	3,899,419
Diluted	3,720,127	3,931,470	4,079,029	4,013,332	3,975,886
Ending shares outstanding	3,985,475	3,985,475	4,405,266	4,378,411	4,378,411

Quarterly Financial Condition Data

	As Of	As Of	As Of	As Of	As Of
	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2016	2015 (1)	2015	2015	2015

Ending Balance Sheet Data:
Total assets (2)	$ 783,523	$ 782,853	$ 797,386	$ 783,207	$ 774,410
Cash and cash equivalents	37,091	33,401	55,765	52,990	60,061
Investment securities	122,374	141,364	138,459	138,712	133,118
Loans receivable, net of deferred fees	595,832	576,087	569,085	552,999	541,706
Allowance for loan losses	(6,722)	(6,289)	(6,297)	(6,124)	(6,042)
Deposits	628,415	630,904	635,083	623,963	612,287
Core deposits (3)	500,330	495,628	489,519	473,674	458,465
FHLB advances	50,000	50,000	50,000	50,000	50,000
Total equity	92,064	89,682	98,736	96,163	96,008

Regulatory Capital Ratios:
Common equity tier 1 capital	16.65%	16.66%	18.33%	18.40%	18.42%
Tier 1 leverage capital	12.33%	11.87%	13.09%	13.02%	13.16%
Tier 1 risk-based capital	16.65%	16.66%	18.33%	18.40%	18.42%
Total risk-based capital	17.81%	17.77%	19.44%	19.49%	19.53%

Asset Quality:
Nonperforming loans	$ 2,362	$ 2,548	$ 2,815	$ 2,912	$ 3,059
Nonperforming assets	7,959	8,194	11,686	12,293	12,442
Nonperforming loans to total loans	0.40%	0.44%	0.49%	0.53%	0.56%
Nonperforming assets to total assets	1.02%	1.05%	1.47%	1.57%	1.61%
Allowance for loan losses	$ 6,722	$ 6,289	$ 6,297	$ 6,124	$ 6,042
Allowance for loan losses to total loans	1.13%	1.09%	1.11%	1.11%	1.12%
Allowance for loan losses to
nonperforming loans	284.59%	246.82%	223.69%	210.30%	197.52%

(1) Derived from audited consolidated financial statements.
(2) Certain amounts for prior periods were reclassified to conform to the March 31, 2016 presentation.
The reclassifications had no effect on net income or equity as previously reported.
(3) Core deposits are defined as total deposits excluding certificates of deposit.

Logo - http://photos.prnewswire.com/prnh/20111031/CL96775LOGO